                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(A)
                     of the Securities Exchange Act of 1934

                                                          X
Filed by the Registrants                                -----

Filed by a Party other than the Registrant              -----

Check the appropriate box:

-----        Preliminary Proxy Statement

             Confidential, for use of the Commission Only (as permitted by
-----        Rule 14a-6(e)(2)

             Definitive Proxy Statement
-----

  X          Definitive Additional Materials
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             Soliciting Material Pursuant to ss.240.14a-l l(c) or ss.240.14a-12
-----

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                        American Century Investment Trust
                        American Century Municipal Trust
            American Century California Tax-Free and Municipal Funds

                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

  X           No fee required.
-----

              Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
-----

              Fee paid previously with preliminary materials.
-----

American Century Investments
C Class Shares Proxy
Outbound Phone Script

Hello, my name is ________________.  I am calling on behalf of American Century, may I please speak with______________.

Thank you for taking my call.

I am calling to let you know that the date has been extended to vote on an important issue regarding your Fund's C Class shares. You now have until
November 21, 2003. Before I continue, I'd like you to know that this call is being recorded to ensure we accurately represent your wishes.

Have you received your proxy materials in the mail? (If the answer is no, explain that they must request new materials from their broker.)

Are you familiar with the proposal? May I assist you with any questions?

At this time it is important to obtain your vote as the meeting date is quickly approaching. If it is convenient for you, I can record your vote over the telephone right now. Is it convenient?

If the shareholder is willing to vote over the phone continue as follows:

May I please have your name, street address?

How would you like to vote on the proxy? Your choices are "For," "Against," or
"Abstain." You should know that your Fund's Board of Trustees unanimously approved the Proposal and are recommending that shareholders also vote "For" the
Proposal. (If the shareholder wishes to review each proposal then click on your vote now link and review each individual proposal, voting according to the shareholder's instructions.)

If the shareholder owns more than one fund:

Would you like to cast your vote in the same manner for each of the funds that you own?

 If the shareholder would like to vote at a later time, provide the appropriate number and/or Web address.

Your vote has been recorded.  You have voted_______, is that correct?

In the next 72 hours a confirmation will be mailed to you.

Thank you for your time.
10/22/03

American Century
C Class Shares Proxy

Hello, I'm calling on behalf of American Century to let you know that the date has been extended to vote on an important issue regarding your Fund's C Class shares. You now have until November 21, 2003, to vote your shares. As always, your vote is important and your immediate response is appreciated.

To vote, please call 1-866-362-0612.